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Renaissance Learning, Inc.

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RENAISSANCE LEARNING, INC.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 18, 2007
To the Shareholders of Renaissance Learning, Inc.:
      The 2007 annual meeting of shareholders of Renaissance Learning, Inc. will be held at the company’s principal executive offices, 2911 Peach Street, Wisconsin Rapids, Wisconsin, on Wednesday, April 18, 2007 at 1:00 p.m., local time (and at any adjournment thereof), for the following purposes:

(1)	To elect seven directors to serve until the 2008 annual meeting of shareholders and until their successors are elected and qualified; and

(2)	To transact such other business as may properly come before the annual meeting (and any adjournment thereof), all in accordance with the accompanying proxy statement.
      Shareholders of record at the close of business on Monday, February 26, 2007, are entitled to notice of and to vote at the annual meeting.
      All shareholders are cordially invited to attend the annual meeting in person. However, whether or not you expect to attend the annual meeting in person, you are urged to complete, date and sign the accompanying proxy card and return it as soon as possible in the enclosed envelope which has been provided for your convenience. If you send your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

Mary T. Minch, Secretary
March 12, 2007

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
PROPOSAL ONE: ELECTION OF DIRECTORS
NOMINEES STANDING FOR ELECTION
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE FOR FISCAL 2006
GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2006
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTIONS EXERCISES AND STOCK VESTED FOR FISCAL 2006
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2006
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
NON-EMPLOYEE DIRECTOR COMPENSATION
NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2006
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND TRANSACTIONS
PENDING LEGAL PROCEEDINGS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT AUDITORS
SUBMISSION OF SHAREHOLDER PROPOSALS
PROPOSAL TWO: OTHER MATTERS
RENAISSANCE LEARNING, INC.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036
March 12, 2007

PROXY STATEMENT
      This proxy statement is furnished by our board of directors for the solicitation of proxies from the holders of our common stock in connection with the annual meeting of shareholders to be held at our principal executive offices, 2911 Peach Street, Wisconsin Rapids, Wisconsin, on Wednesday, April 18, 2007 at 1:00 p.m., local time, and at any adjournment thereof. It is expected that the notice of annual meeting of shareholders, this proxy statement and the accompanying proxy card, together with our annual report to shareholders for fiscal 2006, will be mailed to shareholders starting on or about March 12, 2007.
      Shareholders can ensure that their shares are voted at the annual meeting by signing and returning the accompanying proxy card in the envelope provided. The submission of a signed proxy will not affect a shareholder’s right to attend the annual meeting and vote in person. Shareholders who execute proxies retain the right to revoke them at any time before they are voted by filing with the secretary of the company a written revocation or a proxy bearing a later date. The presence at the annual meeting of a shareholder who has signed a proxy does not, by itself, revoke that proxy unless the shareholder attending the annual meeting files a written notice of revocation of the proxy with the secretary of the company at any time prior to the voting of the proxy.
      Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted FOR the election of each of the individuals nominated as a director.
      The board of directors knows of no other matters to be presented for shareholder action at the annual meeting. If any other matters properly come before the annual meeting, the persons named as proxies will vote on such matters in their discretion.
      The expense of printing and mailing proxy materials, including expenses involved in forwarding proxy materials to beneficial owners of common stock held in the name of another person, will be paid by us. No solicitation, other than by mail, is currently planned, except that certain of our officers or employees may solicit the return of proxies from shareholders by telephone.
      Only shareholders of record at the close of business on Monday, February 26, 2007 (this date is referred to as the “record date”) are entitled to receive notice of and to vote the shares of common stock registered in their name at the annual meeting. As of the record date, we had outstanding 29,018,132 shares of our common stock, $.01 par value. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting.
      Under Wisconsin law and our by-laws, the presence of a quorum is required to conduct business at the annual meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the annual meeting. The shares represented at the annual meeting by proxies that are marked “withhold authority” will be counted as shares present for the purpose of determining whether a quorum is present. Broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from beneficial owners to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will also be counted as shares present for purposes of determining a quorum.
      Directors are elected by the affirmative vote of a plurality of the shares of common stock present, either in person or by proxy, at the annual meeting and entitled to vote. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. In the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
      The following table sets forth certain information as of the record date (unless otherwise specified) regarding the beneficial ownership of shares of our common stock by (i) each director and nominee for director, (ii) the principal executive officer and the principal financial officer of the company and the three most highly compensated executive officers other than the principal executive officer and the principal financial officer who were serving as such on December 31, 2006 (collectively, these five executives are referred to as the “named executive officers”), (iii) all directors and executive officers as a group and (iv) each person believed by us to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise indicated, the business address of each of the following is 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036.

			Percent of
	Amount and Nature of		Outstanding
	Beneficial Ownership(1)		Shares(14)

Judith Ames Paul	10,271,333	(2)	35.2%
Terrance D. Paul	10,271,333	(3)	35.2%
John H. Grunewald	54,018	(4)	*
Gordon H. Gunnlaugsson	49,453	(5)	*
Harold E. Jordan	55,973	(6)	*
Addison L. Piper	57,453	(7)	*
Judith A. Ryan	21,092	(8)	*
Steven A. Schmidt	15,663	(9)	*
Mary T. Minch	15,113	(10)	*
John R. Hickey	0	(11)	*
All directors and executive officers as a group (10 persons)	20,811,431	(12)	70.7%
Steven C. Bell	1,485,032	(13)	5.1%

*	Less than 1% of the outstanding common stock.

(1)	Except as otherwise noted, the persons named in this table have sole voting and investment power with respect to all shares of common stock listed.

(2)	Includes options for 122,813 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, the record date. Also includes 219,780 shares held by Global Equity Holding Partnership, a family partnership. Ms. Paul is married to Terrance D. Paul, and Mr. Paul’s shares of common stock are not included in the number of shares beneficially owned by Ms. Paul, even though Ms. and Mr. Paul are deemed to share voting and investment power over their combined stock holdings.

(3)	Includes options for 122,813 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, the record date. Also includes 219,780 shares held by Global Equity Holding Partnership, a family partnership. Mr. Paul is married to Judith Ames Paul, and Ms. Paul’s shares of common stock are not included in the number of shares beneficially owned by Mr. Paul, even though Mr. and Mrs. Paul are deemed to share voting and investment power over their combined stock holdings.

(4)	Includes options for 39,307 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, the record date. Also includes 1,435 shares of unvested restricted stock and 2,711 unvested restricted stock units as of the record date. With regard to the restricted stock and the restricted stock units, Mr. Grunewald has sole voting power and no dispositive power. Mr. Grunewald disclaims beneficial ownership of 1,050 of the shares of common stock indicated in the table, as such shares are held by his wife.

(5)	Includes options for 39,307 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, the record date. Also includes 1,435 shares of unvested restricted stock and 2,711 unvested restricted stock units as of the record date. With regard to the restricted stock and the restricted stock units, Mr. Gunlaugsson has sole voting power and no dispositive power.

(6)	Includes 12,520 shares of common stock held in a joint account over which Mr. Jordan shares voting power with his wife. Also includes options for 39,307 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, the record date. Also includes 1,435 shares of unvested restricted stock and 2,711 unvested restricted stock units as of the record date. With regard to the restricted stock and the restricted stock units, Mr. Jordan has sole voting power and no dispositive power.

(7)	Includes options for 33,307 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, the record date. Also includes 1,435 shares of unvested restricted stock and 2,711 unvested restricted stock units as of the record date. With regard to the restricted stock and the restricted stock units, Mr. Piper has sole voting power and no dispositive power.

(8)	Includes options for 16,946 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, the record date. Also includes 1,435 shares of unvested restricted stock and 2,711 unvested restricted stock units as of the record date. With regard to the restricted stock and the restricted stock units, Ms. Ryan has sole voting power and no dispositive power.

(9)	Includes 15,663 shares of unvested restricted stock as of the record date. With regard to the restricted stock, Mr. Schmidt has sole voting power and no dispositive power.

(10)	Includes options for 1,674 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, the record date. Also includes 247 shares of vested restricted stock and 13,192 shares of unvested restricted stock as of the record date. With regard to the restricted stock, Ms. Minch has sole voting power and no dispositive power.

(11)	Mr. Hickey resigned as an officer and director of the company on February 15, 2006.

(12)	Includes options for 415,474 shares of common stock, which are currently exercisable as of, and/or exercisable within 60 days of, the record date. Also includes 247 shares of vested restricted stock, 36,030 shares of unvested restricted stock and 13,555 restricted stock units as of the record date.

(13)	The address of Steven C. Bell is 181 2nd Street South, P.O. Box 8000, Wisconsin Rapids, Wisconsin 54495. The information in the table is based on Amendment No. 1 to Schedule 13G that was filed by Mr. Bell with the Securities and Exchange Commission reporting that he had, as of December 31, 2006, sole voting power and sole dispositive power over 1,484,416 shares of common stock and shared voting power and shared dispositive power over 616 shares of common stock resulting from his position and ownership of Tahoe Trust Company (which beneficially owns 1,298,084 shares) and WoodTrust Asset Management, N.A. (which beneficially owns 169,107 shares).

(14)	Based on 29,018,132 shares outstanding as of the record date.

PROPOSAL ONE: ELECTION OF DIRECTORS
      The number of directors constituting the full board of directors is currently fixed at seven. Directors are elected at each annual meeting of shareholders to hold office for a one-year term and until their successors are duly elected and qualified. Accordingly, the board of directors has selected the seven members currently serving on the board as nominees for election at the annual meeting.
      All of the nominees have served as directors since the last annual meeting of shareholders.
      All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy card will vote for the election of another person or persons as the board of directors recommends.
NOMINEES STANDING FOR ELECTION

Name and Age
of Director	Office

Judith Ames Paul Age 60	Ms. Paul is the co-founder of the company and has been chairman of the board of directors since February 2006. From 1986 until July 2001, and again from August 2002 until July 2003, Ms. Paul served as chairman of the board, and from July 2001 until August 2002, and again from July 2003 until February 2006, Ms. Paul served as co-chairman with Mr. Paul. Ms. Paul has been a director since 1986. Ms. Paul acts as our spokesperson and is a leading teacher advocate. Ms. Paul holds a bachelor’s degree in elementary education from the University of Illinois. Judith Paul is Terrance Paul’s wife.

Terrance D. Paul Age 60	Mr. Paul is the co-founder of the company and has been our chief executive officer since February 2006. From February 2006 to April 2006, Mr. Paul also served as our president. From August 2002 until July 2003, Mr. Paul served as our chief executive officer. From July 1996 until July 2001, Mr. Paul served as vice chairman of the board and from July 2001 until August 2002, and again from July 2003 until February 2006, Mr. Paul served as co-chairman with Ms. Paul. Mr. Paul has been a director since 1986. Mr. Paul holds a law degree from the University of Illinois and an MBA from Bradley University. Terrance Paul is Judith Paul’s husband.

John H. Grunewald Age 70	Mr. Grunewald has been a director since September 1997. From September 1993 to January 1997, Mr. Grunewald served as the executive vice president, chief financial officer and secretary of Polaris Industries Inc., a manufacturer of snowmobiles, all-terrain vehicles and personal watercraft. Mr. Grunewald currently serves as a director and a member of the audit committee and is the chairman of the board governance committee of the Nash Finch Company, a wholesale food distributor, as a director and chairman of the audit committee of Restaurant Technologies, Inc., a supplier of full service cooking oil management systems to restaurants and as a director and chairman of the audit committee of Keystone Mutual Funds, a management investment company. Mr. Grunewald also serves on the board of Rise, Inc., a charitable institution providing occupations for handicapped and disabled children, and as a member of the audit committee of the Bethel College Foundation. Mr. Grunewald holds a bachelor’s degree in business from St. Cloud State University and an MBA in business finance from the University of Minnesota. Mr. Grunewald holds a certified public accountant (CPA) and a certified management accountant (CMA) designation. Mr. Grunewald is also a certified director as designated by the National Association of Corporate Directors (NACD).

Name and Age
of Director	Office

Gordon H. Gunnlaugsson Age 62	Mr. Gunnlaugsson has been a director since April 2000. From 1987 through 2000, Mr. Gunnlaugsson served as the executive vice president and chief financial officer of Marshall & Ilsley Corporation (M&I), a bank holding company headquartered in Milwaukee, Wisconsin. In addition, Mr. Gunnlaugsson served as a member of the board of directors of M&I from February 1994 through December 2000, and served as the vice president of M&I Marshall & Ilsley Bank, which is a subsidiary of M&I, from 1976 through 2000. Mr. Gunnlaugsson currently serves as the chairman of the board of directors of Mortgagebot LLC (a provider of web-enabled solutions for the mortgage lending industry) and the Puelicher Center for Banking at the University of Wisconsin — Madison; as a member of the board of directors of Automatan LLC (a manufacturer of package labeling machines), Fiduciary Management, Inc. (an investment advisory firm), Grede Foundries, Inc. and West Bend Mutual Insurance Company; and as a principal of Lakeshore Capital Partners, L.P. (a private equity fund). Mr. Gunnlaugsson holds a bachelor’s degree in business and an MBA from the University of Wisconsin, and is a certified public accountant (CPA).

Harold E. Jordan Age 56	Mr. Jordan has been a director since April 2000. Since December 1990, Mr. Jordan has served as the chief executive officer of World Computer Systems, Inc., a computer programming services company, from December 1990 until June 2005, he also served as its president, and from January 1986 until December 1990, he served as its executive vice president. In addition, from October 1997 until April 2006, Mr. Jordan served as the president and chief executive officer of Madras Packaging, LLC, a plastic molding company. From May 1987 until December 1996, Mr. Jordan practiced law with Jordan & Keys, a law firm, which he founded, and since January 1997, has been of counsel to the firm. Mr. Jordan currently serves as a member of the board of visitors of the University of Wisconsin Law School, a member of the board of trustees of Lawrence University, a member of the board of managers of Haverford College and a member of the board of directors of Paramount Theater. Mr. Jordan holds a bachelor’s degree from Lawrence University and a law degree from the University of Wisconsin Law School.

Addison L. Piper Age 60	Mr. Piper has been a director since July 2001. Since January 2004, Mr. Piper has served on the board of directors of Piper Jaffray Companies (Piper Jaffray), a financial services firm. From January 2004 until December 2006, Mr. Piper served as vice chairman of the board of directors of Piper Jaffray. From 1987 until December 31, 2003, Mr. Piper served as the chairman of the board of directors of the predecessor of Piper Jaffray. Mr. Piper joined the firm in 1969 and has held various management positions since that time, including chief executive officer from 1983 until December 1999. Mr. Piper currently serves on the board of directors of Minnesota Public Radio and as a regent of St. Olaf College. Mr. Piper holds a bachelor’s degree from Williams College and an MBA from Stanford University.

Name and Age
of Director	Office

Judith A. Ryan, Ph.D Age 70	Dr. Ryan has been a director since February 2004. From 1998 until 2003, Dr. Ryan served as the president and chief executive officer of The Evangelical Lutheran Good Samaritan Society, a not-for-profit long-term care and senior housing services organization. Dr. Ryan’s career as a senior health care administrator spans service as the associate director of the University of Iowa Hospitals and Clinics and the associate dean of the University of Iowa College of Nursing (1995 — 1998); senior vice president and chief quality officer of Lutheran General HealthSystem in Park Ridge, Illinois (1989 — 1995); and chief executive officer of the American Nurses’ Association and its six subsidiary corporations (1982 — 1989). Dr. Ryan has served on the board of directors of numerous not-for-profit corporations and public service bodies, including Sioux Valley Hospital (2000 — 2003), St. Olaf College (1991 — 2003) and Health and Human Services Secretary Thompson’s Advisory Committee on Regulatory Reform (2001 — 2003). Dr. Ryan holds a Ph.D in hospital and health care administration from the University of Minnesota and is certified as a Senior Examiner by the Lincoln Foundation for Business Excellence.
      The company is a “controlled company” under applicable Nasdaq Stock Market rules because Mr. and Ms. Paul, as a group, own more than 50% of the outstanding shares of the company’s common stock. The company is therefore exempt from certain independence requirements of the Nasdaq rules, including the requirement to maintain a majority of independent directors on the company’s board of directors. Although the company is exempt from these requirements, a majority of the members of the board of directors are “independent,” as defined under the current listing standards of the Nasdaq Stock Market. Under this definition, the independent members of the board are Messrs. Grunewald, Gunnlaugsson, Jordan and Piper, and Dr. Ryan.
      The board of directors has standing nominating and governance, compensation and audit committees, each of which is described in more detail below. The board of directors held four meetings in 2006. Each incumbent director attended all of the meetings of the board of directors held during 2006. Each incumbent director attended all of the meetings of the board committees on which the director served in 2006. Directors are expected to attend each regular and special meeting of the board and of each board committee on which the director serves. Directors are also expected to attend the annual shareholders’ meeting. Each incumbent director attended last year’s annual shareholders’ meeting.
      Parties who wish to communicate with the board of directors, or with a specific member of the board, may direct written communications to Ms. Mary T. Minch, our corporate secretary, at the following address: 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036. Ms. Minch will forward all such communications to the full board, or to the director to whom the communication is addressed, as applicable, at its next scheduled meeting.
      Nominating and Governance Committee. In February 2007, the scope of the nominating committee was expanded to a nominating and governance committee. In connection therewith, the nominating committee approved modifications to its written charter and the establishment of corporate governance guidelines. The nominating and governance committee is responsible for, among other things: (i) identifying, as necessary, new candidates who are qualified to serve as directors, (ii) reviewing the qualifications of candidates for board memberships, including any candidates nominated by shareholders, based upon the guidelines adopted by the committee, (iii) recommending to the full board of directors nominees to stand for election at annual shareholders meetings, to fill vacancies on the board of directors, and to serve on committees of the board of directors, (iv) coordinating the annual self-evaluation of the full board of directors and each of its committees, (v) establishing and reviewing, for recommendation to the full board of directors, corporate governance principles and (vi) developing and succession plans for the directors. The nominating and governance committee has a written charter which is attached hereto as Appendix A. The nominating and governance committee reviews and, as appropriate, recommends to the board of directors proposed changes to its charter in February of each year. The charter was last amended in February 2007. The members of the nominating and governance committee are Messrs. Jordan (Chairman), Grunewald and Gunnlaugsson, and Dr. Ryan. All of the members of the nominating and governance committee are “independent,” as defined under the current listing standards of the Nasdaq Stock Market. The former nominating committee met twice in 2006.

      The nominating and governance committee will consider candidates for director nominated by shareholders in accordance with the procedures set forth in the company’s by-laws. Under the by-laws, nominations, other than those made by the board of directors or the nominating and governance committee, must be made pursuant to timely notice in proper form to the secretary of the company. To be timely, a shareholder’s request to nominate a person for director, together with the written consent of such person to serve as a director, must be received by the secretary of the company at our principal office (i) with respect to an election held at an annual meeting of shareholders, not less than 120 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year or (ii) with respect to an election held at a special meeting of shareholders for the election of directors, not less than the close of business on the eighth day following the date of the earlier of public announcement or notice of such meeting. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.
      In addition, the nominating and governance committee has adopted guidelines for evaluating and selecting candidates for election to the board of directors. Under these guidelines, each director should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience which would be of value to the company in the performance of the duties of a director; and

•	have sufficient time available to devote to the affairs of the company in order to carry out the responsibilities of a director.
The nominating and governance committee will evaluate eligible shareholder-nominated candidates for election to the board in accordance with the selection guidelines, the full text of which can be found in the nominating and governance committee charter.
      Compensation Committee. The compensation committee is responsible for, among other things: (i) reviewing the company’s executive compensation goals, policies and philosophies and monitoring the appropriateness of the company’s executive compensation practices, (ii) reviewing and, as appropriate, approving management’s recommendations regarding executive compensation, (iii) reviewing and, as appropriate, approving the company’s executive compensation plans, including designating plan participants, establishing objectives and applicable performance measurement criteria and making awards, (iv) reviewing surveys and other data to gauge the competitiveness and appropriateness of levels and elements of executive compensation and benefits, (v) to the extent not undertaken by the board of directors, reviewing the level and composition of compensation, benefits and perquisites provided to non-employee members of the board of directors, (vi) evaluating the performance of the company’s executive officers and (vii) monitoring the company’s employee benefit plans.
      The compensation committee has a written charter which is attached hereto as Appendix B. The compensation committee reviews and, as appropriate, recommends to the board of directors proposed changes to its charter in February of each year. The charter was last amended in February 2006. The members of the compensation committee are Messrs. Jordan (Chairman), Grunewald and Gunnlaugsson, and Dr. Ryan. To serve on the compensation committee, each member must be considered “independent,” as defined under the applicable rules of the Nasdaq Stock Market, the Internal Revenue Code and the Securities Exchange Act of 1934. Each member of the compensation committee satisfies these requirements. The agenda and associated meeting materials for each meeting of the compensation committee are prepared by management, and reviewed and approved by the committee chairman. Legal counsel may also be consulted with respect to meeting materials. Members of management and other members of the board of directors typically attend committee meetings. The compensation committee held four meetings in 2006.
      In July of each year, the company’s human resources department prepares an executive compensation review that contains compensation data for executives of comparable companies using study methodologies including survey sources, position market matches, data analysis techniques and general data presentation. This review is relied upon, in part, by our chief executive officer to form the basis for his recommendations for executive compensation to the compensation committee. In addition, this review is relied upon by the compensation committee when setting the compensation for our chief executive officer.

      The compensation committee has the authority to hire experts in the field of executive compensation, including the authority to approve the expert’s fees and terms of retention, to assist it in the performance of its duties. In 2005 and 2006, management engaged Watson Wyatt & Company, an independent compensation consultant, to review, validate, and suggest recommendations for improvements to the methodologies and data presentation used by the human resources department in preparing its annual executive compensation review. The opinions and recommendations of Watson Wyatt & Company are included as part of the compensation committee’s executive compensation review.
      Additional information regarding the compensation committee processes and procedures relating to the consideration and determination of executive compensation policies and decisions is included in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement.
      On a periodic basis, the compensation committee reviews and, as appropriate, recommends that the full board of directors approve compensation arrangements for the company’s non-employee directors. In connection with this review, the company’s human resources department prepares a non-employee director compensation review. This review is relied upon, in part, by our chief executive officer to form the basis for his recommendations for non-employee director compensation to the compensation committee.
      The non-employee director compensation review includes the company’s current non-employee director pay schedule, which presents each individual component of compensation, including cash and equity compensation, and total compensation. In addition, the review presents market analyses and peer company comparisons for non-employee director compensation. Published survey data is presented for publicly traded companies comparable to the company in terms of industry and annual revenues. In 2007, additional data was presented expanding the scope to include publicly traded companies comparable to the company in terms of industry sectors (software and technology) and market capitalization. Comparative compensation data relating to industry peer group companies is also reviewed. The comparative compensation data is presented with respect to compensation elements including, but not limited to, annual cash retainer, meeting fees, total cash compensation, annual equity awards and total compensation. The data presented includes median, as well as 25th and 75th percentile statistics. The comparative compensation data is utilized by the compensation committee and the full board of directors solely as an informational reference of competitive market values. The non-employee director compensation review also addresses best practices and principles established by the National Association of Corporate Directors and The Center for Board Leadership to help define considerations in establishing non-employee director compensation.
      A non-employee director compensation review was last prepared and reviewed by the full board of directors in February 2007, at the request of the compensation committee. Additional information regarding non-employee director compensation is included in the “Non-Employee Director Compensation” section of this proxy statement.
      Audit Committee. The audit committee is a separately-designated standing committee of the board which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The audit committee is responsible for, among other things: (i) appointing or replacing our independent auditors, (ii) reviewing the scope, results and costs of the audit with our independent auditors, (iii) reviewing the performance, qualifications and independence of the independent auditors, (iv) approving all audit and permitted non-audit services to be performed by the independent auditors, (v) reviewing our system of internal controls and (vi) overseeing compliance with our code of business conduct and ethics.
      The audit committee has a written charter which is attached hereto as Appendix C. The audit committee reviews and, as appropriate, recommends to the board of directors proposed changes to its charter in February of each year. The charter was last amended in February 2004. The members of the audit committee are Messrs. Grunewald (Chairman), Jordan and Gunnlaugsson, and Dr. Ryan. The board of directors has determined that Messrs. Grunewald and Gunnlaugsson are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K. Further, all of the members of the audit committee are “independent,” as independence for audit committees is defined under the current listing standards of the Nasdaq Stock Market. The audit committee held four meetings in 2006. In addition, a teleconference was held after the end of each quarter in 2006 between management, the independent auditors, a member of the audit committee (generally the audit committee chairman), and any other audit committee member who desired, or was requested, to participate to discuss the company’s quarterly financial statements and all audit and non-audit services performed by the independent auditors.

      The audit committee has adopted a code of business conduct and ethics which is applicable to all employees, including our chief executive officer and our chief financial officer, as well as members of our board of directors. The code was filed as an exhibit to our Form 10-K for the year ended December 31, 2003.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
      The board of directors has delegated to the compensation committee responsibility for, among other things, reviewing the company’s executive compensation goals, policies and philosophies and monitoring the appropriateness of the company’s executive compensation practices, and reviewing management’s recommendations regarding executive compensation and, as appropriate, approving the same. The compensation committee also oversees our executive compensation plans, including our incentive bonus plan and our 1997 stock incentive plan, with responsibility for determining the awards to be made under such plans to our executive officers. Generally, the compensation committee reviews and, as appropriate, approves compensation arrangements for our executive officers in July of each year. Management then administers the compensation arrangements in accordance with the policies developed by the compensation committee.
      Information concerning the structure, roles and responsibilities of the compensation committee is set forth in the “Proposal One: Election of Directors — Compensation Committee” section of this proxy statement. This information also includes a description of the role of Watson Wyatt & Company, an independent compensation consultant retained by management to review the methodologies and data presentation used by the company’s human resources department in preparing its annual executive compensation review. A discussion and analysis of the policies and decisions that shape the executive compensation program, including the specific program objectives and elements, is set forth below.
      For purposes of this discussion, the following individuals comprised our named executive officers in 2006: Judith A. Paul, chairman; Terrance D. Paul, chief executive officer; Steven A. Schmidt, president and chief operating officer; and Mary T. Minch, senior vice president-finance, chief financial officer and secretary. John R. Hickey, our former president and chief executive officer, resigned as an officer and director of the company on February 15, 2006, and entered into a severance agreement with us as of that date which is discussed in the “Executive Compensation — Potential Payments Upon Termination or Change in Control” section of this proxy statement.
      Objectives of the Program. In carrying out its duties to establish the executive compensation program, the compensation committee is guided by the company’s desire to achieve the following objectives:

•	attract and retain high-quality leadership;

•	provide competitive compensation opportunities that support the company’s overall business strategy and objectives; and

•	effectively serve the interests of the company’s shareholders.
      These objectives are implemented by the compensation committee through its executive compensation program. In 2006, the compensation program established by the compensation committee was comprised of the following three primary components:

•	base salary;

•	annual cash incentive payment; and

•	long-term equity based compensation awards.
      The compensation committee has the flexibility to use these primary components, along with certain other benefits, in a manner that will effectively implement its stated objectives with respect to the compensation arrangements for each of the company’s executive officers. Each of the primary components, and the certain other benefits, are discussed in more detail below.
      Executive Compensation Review Process. Generally, the compensation committee reviews and, as appropriate, approves compensation arrangements for executive officers in July of each year. When making compensation decisions for our executive officers, the compensation committee takes many factors into account, including the committee’s objectives set forth above, the executive’s position, level of responsibility, tenure, performance and contributions over the prior year, expected future contributions towards achieving the financial growth of the company, and any retention concerns. The compensation committee also takes into account the recommendations for executive compensation made by the chief executive officer.
      In addition to the factors set forth above, the compensation committee reviews and considers compensation data of comparable companies with respect to total aggregate compensation and each individual compensation component for each executive officer. This comparative compensation information is contained in an executive compensation review prepared annually by the company’s human resources department. This review includes a presentation of executive salary survey data showing actual and projected salary trends, on a year-by-year percentage basis, for select groups of U.S. regional and national companies.
      The annual executive compensation review also presents market analyses and peer company comparisons for specific individual executive officer positions, specifically the positions of chairman, chief executive officer, chief operating officer and chief financial officer. Published survey data is presented for publicly traded companies comparable to the company in terms of industry, annual revenues and number of employees. In 2006, additional data was presented expanding the scope to include publicly traded companies comparable to the company in terms of industry sectors (software and technology companies) and market capitalization. Comparative compensation data relating to industry peer group companies is also reviewed. On an annual basis, the compensation committee reviews the composition of this industry peer group based upon a review of financial metrics data for each company that includes figures for revenues, net income, total assets and market capitalization.
      The comparative compensation data discussed in the preceding paragraph is presented to the compensation committee with respect to compensation elements including, but not limited to: base salary, bonus, total cash compensation, total long-term incentives, restricted stock awards, stock option values and total direct compensation. The data presented includes median, as well as 25th and 75th percentile statistics. For comparative purposes, components of each of our executive officers’ compensation are displayed as a percentage of the median statistics.
      The comparative compensation data is utilized by the compensation committee solely as an informational reference of competitive market values. The compensation committee recognizes the inability to provide exact comparisons due to both the difficulty of matching position responsibilities based solely on title and the difficulty of comparing companies based on industry groups and various financial metrics. The recommendations made by Watson Wyatt & Company with respect to the methodologies and data presentation of the annual executive compensation review are also taken under consideration by the compensation committee.
      Primary Components of Executive Compensation. As described above, the aggregate compensation paid to our executive officers is comprised of three primary components: base salary, annual cash incentive payment and long-term equity based compensation awards. Each component is described below in more detail. When setting the compensation arrangements for each executive officer, the compensation committee considers these components individually, as well as on an aggregate (total compensation) basis.
Base Salary
      The base salaries of our executive officers are set by the compensation committee, and approved by the full board of directors, after consideration of a number of factors, including the executive’s position, level of responsibility, tenure and performance. The compensation committee also considers the compensation levels of executives in the comparison group of companies described in the executive compensation review detailed above, along with the executive compensation recommendations made by our chief executive officer. In addition, the compensation committee evaluates whether the base salary levels of our executives are appropriate relative to our size and financial performance compared with the other companies reviewed. Relying primarily on these factors, the compensation committee sets the base salaries of our executive officers at levels designed to meet its objective of attracting and retaining highly qualified individuals. The compensation committee also believes that the continuity of leadership derived from the retention of executive officers serve the best interests of the company’s shareholders. The base salaries of our executive officers are not set at any specific level as compared to the compensation levels of companies reviewed and the compensation committee does not assign relative weights or importance to any specific measure of the company’s financial performance. Base salary adjustments can affect the value of other executive compensation elements. The annual cash incentive payment is based on a percentage of base salary; as a result, a higher base salary will result in a higher annual cash incentive payment, if company growth goals are met. The value of the long-term equity based compensation awards is not determined based on base salary and, therefore, an increase in base salary does not automatically result in an increase in long-term equity based compensation award levels.
Annual Cash Incentive Payment
      The company has adopted the incentive bonus plan, or executive (cash) bonus plan, to establish a correlation between the annual bonus earned by participants in the plan and the company’s financial performance. The annual cash incentive payment is a key component of the compensation committee’s objective to serve the interests of its shareholders and is designed to motivate participants to achieve company growth and enhanced shareholder value. The incentive bonus plan permits plan participants to receive a cash bonus that is tied to the company’s financial performance based on a percentage of their base salary. Bonus payments are payable following the conclusion of the 12-month period upon which the payment is based, if company growth goals are met. The company’s growth level is calculated by averaging the company’s percentage change in revenue and operating income over the measurement period (July 1 to June 30) as compared with the results for the preceding period. Rather than using a calendar year for the measurement period, the company uses the period from July 1 to June 30 to coincide with the sales cycle for school districts. Both revenue and operating income growth are weighted equally, and each can be negative if there is a decline from the preceding period. Management establishes, and the compensation committee reviews, bonus tiers, each of which is tied to specific increases in the company’s growth level. Bonus payments are earned for any positive increase in the company’s growth level. The range of cash bonuses payable under the plan is subject to a minimum amount (no bonus if the company has not achieved positive growth) and a maximum amount (a maximum bonus expressed as a percentage of base salary) if the company’s growth level exceeds a predetermined percentage.
      The compensation committee reviewed the following changes recommended by management to the incentive bonus plan in 2006 for the measurement period beginning July 1, 2006 and ending June 30, 2007: (i) the measurement period, formerly a 24-month period, was changed in 2006 to a 12-month period; (ii) bonus payments, which were previously subject to a four-year vesting period, are now payable upon the conclusion of the measurement period; and (iii) bonus payments, which were previously earned after a threshold increase in the company’s growth level, are now earned for any increase in the company’s growth level. These changes were implemented to enhance the performance incentive to improve the growth of the company and, therefore, enhance shareholder value.
      In 2006, the compensation committee approved Mr. Schmidt and Ms. Minch as eligible participants under the incentive bonus plan. No other executive officers were eligible participants under the plan in 2006. Under the terms of the incentive bonus plan set by management in 2006, Mr. Schmidt and Ms. Minch are eligible to receive a bonus payment based on five separate bonus tiers, each of which is tied to specific increases in company growth. An escalating bonus payment is earned if company growth during the measurement period falls within one of the following five bonus tiers: 0% to <7%, 7% to <16%, 16% to <21%, 21% to <29%, or 29% to <33.34%. Consideration was made by management with respect to the overall costs to the company associated with the incentive bonus plan and each bonus tier level. The incentive bonus plan allows for a bonus payment of 0% of base salary if there is no increase in company growth up to a maximum of 100% of Mr. Schmidt’s base salary and 60% of Ms. Minch’s base salary if company growth is achieved at the highest bonus tier level. The bonus payments that were approved by the compensation committee in 2006 will be earned as of June 30, 2007, for the 12-month period then ended, assuming an increase in the company’s growth level. No executive officers received bonus payments in 2004, 2005 or 2006.
Long-Term Equity Based Compensation Awards
      Long-term equity based compensation awards are granted to the company’s executive officers pursuant to our 1997 stock incentive plan. The compensation committee believes that long-term equity based compensation awards are an effective incentive for senior management to increase the long-term value of the company’s common stock as well as aiding the company in attracting and retaining senior management. These objectives are accomplished by making awards under the plan, thereby providing senior management with a proprietary interest in the continued growth and performance of the company. The compensation committee makes long-term equity based compensation awards after a review of a number of factors, including the performance of the company, the relative levels of responsibility of the executive and his or her contributions to the business, and competitiveness with comparable companies.
      Under the 1997 stock incentive plan, the compensation committee has the flexibility to grant stock options, stock appreciation rights or stock awards. Historically, the compensation committee used stock options for purposes of awarding long-term equity based compensation to executive officers. However, in July 2005, long-term equity based compensation awards were transitioned from stock option grants to restricted stock grants. The compensation committee believes that restricted stock, more so than stock option grants, furthers the committee’s objective of creating a performance incentive to improve the growth of the company and, therefore, enhance shareholder value.
      Restricted stock awards are generally subject to a four-year vesting period, vesting 25% per year beginning one year from the date of the initial award. Unearned restricted stock compensation is recorded by the company based on the market price on the grant date and is expensed equally over the vesting period. Dividends are paid on restricted stock that is granted. Restricted stock awards made to executive officers are generally approved by the compensation committee in July of each year, however, the committee may make grants at other times during the year, as it deems appropriate. The grant date of such awards is always set for a date subsequent to the date the compensation committee and the full board of directors approve such grants. Typically, the grant date is tied to the beginning of the executive officer trading window that commences three days after the company’s public release of quarterly financial information.
      Other Benefits. The company provides all eligible employees, including executive officers, with certain benefits, including health and dental coverage, company-paid term life insurance coverage, disability insurance, paid time off and paid holiday programs. All eligible company employees, including our executive officers, are also eligible for an annual holiday bonus that is calculated based on length of service and company performance (up to a maximum bonus of $1,000 per employee).
      In addition, executive officers are entitled to participate in the company’s 401(k) plan, which is available to all of the company’s U.S. employees who meet certain service requirements, and in the Company’s supplemental executive retirement plan, which is only available to senior management. Company matching contributions, which are limited to a maximum of 4.5% of pre-tax compensation on a combined basis for both plans, and vesting provisions, are the same under both plans. Discretionary contributions by the company may also be made to the plans, although no discretionary contributions have been made since the inception of each of the plans.
      The company has adopted an employee stock purchase plan allowing all eligible company employees, including our executive officers, to purchase company common stock at a discount. The plan was not offered to employees in 2006 and the company does not intend to offer the plan to employees in 2007.
      The company provides certain perquisites to senior management, including paid periodic physical examinations. The compensation committee reviews a schedule of executive perquisites as part of its review of the executive compensation program in July of each year. The compensation committee determines whether the perquisites are reasonable.
      The company provides the foregoing compensation programs to provide executive officers with benefits that are competitive with those in the marketplace without incurring substantial cost to the company.
      Employment Agreements. The company does not have employment agreements with any of its executive officers.
      Severance Agreements. The company entered into a severance agreement with John R. Hickey, our former president and chief executive officer, on February 15, 2006. The terms of this agreement are described in the “Executive Compensation — Potential Payments Upon Termination or Change in Control” section of this proxy statement. The company has not implemented a specific policy with respect to severance agreements; as a result, such agreements are negotiated on a case-by-case basis.
      Material Tax and Accounting Implications of the Program. Federal income tax law prohibits publicly held companies from deducting certain compensation paid to a named executive officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the compensation committee pursuant to plans approved by our shareholders, the compensation is not included in the computation of this limit. Although the compensation committee intends, to the extent feasible and where it believes it is in the best interests of the company and our shareholders, to attempt to qualify executive compensation as tax deductible, it does not intend to permit this tax provision to dictate the committee’s development and execution of effective compensation plans.
      Section 409A of the Internal Revenue Code, which was signed into law in October 2004, amended the tax rules to impose restrictions on funding, distributions and elections to participate in nonqualified deferred compensation arrangements. While the company believes that it is operating in compliance with the statutory provisions relating to Section 409A that are currently effective, the final regulations under the section have yet to be issued, and it is possible that the company will have to make adjustments to its nonqualified deferred compensation arrangements to comply with the rules once they become effective.
      In April 2005, the board of directors approved the accelerated vesting of the unvested stock options under the 1997 stock incentive plan. All of the unvested stock options for which vesting was accelerated were “underwater,” with exercise prices greater than the closing price of our common stock on the date of acceleration. Vesting of the stock options was accelerated as part of a plan to transition the equity-based portion of our executive compensation plan from stock options to grants of restricted stock, which the company and the compensation committee believe is a more effective performance incentive and retention tool. Also, accelerated vesting of the stock options produced a more favorable impact on our results of operations in light of FAS No. 123 (revised 2004), Share-Based Payment (FAS 123R).
COMPENSATION COMMITTEE REPORT
      The compensation committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section included in this proxy statement. Based on this review and discussion, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.
The Compensation Committee:

Harold E. Jordan, Chairman	John H. Grunewald
Gordon H. Gunnlaugsson	Judith A. Ryan
      The following table sets forth summary compensation information for our named executive officers in 2006.
SUMMARY COMPENSATION TABLE FOR FISCAL 2006

					Change in
					Pension Value
					and
					Nonqualified
					Deferred
				Stock	Compensation	All Other
Name and		Salary	Bonus	Awards	Earnings	Compensation		Total
Principal Position	Year	($)(1)	($)	($)(2)	($)	($)(3)		($)

Judith Ames Paul(4)	2006	$175,405	—	—	$33,789	$8,990		$218,184
Chairman of the Board
Terrance D. Paul(5)	2006	$423,861	—	—	$50,666	$20,171		$494,698
Chief Executive Officer
Steven A. Schmidt(6)	2006	$279,072(7)	—	$22,860	$7,493	$49,730	(8)	$359,155
President and Chief Operating Officer
Mary T. Minch(9)	2006	$168,137	—	$28,326	—	$10,217		$206,680
Senior Vice President-Finance, Chief Financial Officer and Secretary
John R. Hickey(10)	2006	$583,224(11)	—	—	$14,811	$9,355		$607,390
Former President and Chief Executive Officer

(1)	Salary adjustments for our executive officers are generally reviewed by the compensation committee in July of each year.

(2)	Reflects restricted stock granted under our 1997 stock incentive plan. These figures reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R, disregarding the estimate of forfeitures for service-based vesting conditions, and the dollar amount that would have been recognized for financial statement reporting purposes in 2006 for past stock awards that were unvested during all or a portion of fiscal 2006. The assumptions used to determine these figures are described in Note 5(k) to the consolidated financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2006. The value attributable to restricted stock awards granted in 2006 and the value attributable to restricted stock awards granted in prior years, respectively, for each named executive officer are as follows: Ms. Paul — $0 and $0; Mr. Paul — $0 and $0; Mr. Schmidt — $22,860 and $0; Ms. Minch — $23,322 and $5,004; and Mr. Hickey — $0 and $0.

(3)	These figures reflect 401(k) plan and supplemental executive retirement plan (SERP) matching amounts contributed by the company. The breakdown of 401(k) and SERP payments contributed by the company in 2006 is as follows: Ms. Paul — $7,893 and $0; Mr. Paul — $9,900 and $9,174; Mr. Schmidt — $9,900 and $2,636; Ms. Minch — $7,566 and $0; and Mr. Hickey — $9,081 and $0. These figures also reflect term life insurance premiums paid by us. The breakdown of life insurance premiums paid by us in 2006 is as follows: Ms. Paul — $1,097; Mr. Paul — $1,097; Mr. Schmidt — $823; Ms. Minch — $1,097; and Mr. Hickey — $274. In addition, these figures reflect payments for dividends paid on unvested shares of restricted stock as follows: Ms. Paul — $0; Mr. Paul — $0; Mr. Schmidt — $1,371; Ms. Minch — $1,554; and Mr. Hickey — $0.

(4)	Ms. Paul became chairman of the board of directors in February 2006. Ms. Paul previously served as co-chairman of the board of directors with Mr. Paul from July 2003 until February 2006.

(5)	Mr. Paul became chief executive officer of the company in February 2006. Mr. Paul also served as our president from February 2006 until April 2006, and previously served as co-chairman of the board of directors with Ms. Paul from July 2003 until February 2006.

(6)	Mr. Schmidt became president and chief operating officer of the company in April 2006. Mr. Schmidt previously served as senior vice president of administration and operations of the company from November 2005 until January 2006.

(7)	Includes $40,709 paid to Mr. Schmidt for accrued, but unused vacation time, in connection with his departure from the company in January 2006.

(8)	In addition to the amounts disclosed in footnote (3) above, this figure includes a $35,000 sign-on bonus paid in connection with Mr. Schmidt’s re-employment with the company effective April 26, 2006.

(9)	Ms. Minch became senior vice president-finance of the company in January 2007 and has served as our chief financial officer and secretary since November 2004. Ms. Minch previously served as vice president-finance from December 2003 to January 2007.

(10)	Mr. Hickey served as president and chief executive officer of the company from July 2003 until February 2006. Mr. Hickey resigned in February 2006.

(11)	Includes $126,223 paid to Mr. Hickey for accrued, but unused vacation time, in connection with his departure from the company in February 2006.
      Base Salaries. The base salaries of our executive officers are set by the compensation committee, and approved by the full board of directors, after consideration of a number of factors, including the executive’s position, level of responsibility, tenure and performance. Additional considerations relied upon by the compensation committee to set base salaries are set forth in the “Executive Compensation — Compensation Discussion and Analysis” section, above.
      In 2006, the compensation committee made no changes to the base salary of Mrs. Paul, who began the year serving as co-chairman of the board of directors, and then became chairman of the board of directors in February 2006. Mrs. Paul’s base salary is set at $175,000, which constituted 80% of her total compensation in 2006. In February 2006, the compensation committee increased the base salary of Mr. Paul in connection with his appointment as president and chief executive officer of the company (Mr. Paul’s title subsequently changed to chief executive officer only in April 2006). Mr. Paul’s base salary is set at $457,000, which constituted 92% of his total compensation in 2006. Mr. Schmidt resigned from the company in January 2006 as senior vice president-administration and operations and was subsequently rehired in April 2006 as president and chief operating officer of the company. The compensation committee set the base salary of Mr. Schmidt at $320,000, which constituted 89% of his total compensation in 2006. In February 2007, the compensation committee approved a 10% increase in Mr. Schmidt’s base salary. As a result of this increase, Mr. Schmidt’s base salary is currently set at $352,000. In July 2006, the compensation committee approved a 3% increase in the base salary of Ms. Minch, serving in the capacity of vice president-finance, chief financial officer and secretary of the company. As a result of this increase, the base salary of Ms. Minch was set at $170,753, which constituted 83% of her total compensation in 2006. In January 2007, Ms. Minch was promoted to senior vice president-finance, in addition to her positions as chief financial officer and secretary. In both January 2007 and February 2007, the compensation committee approved separate 5% increases in Ms. Minch’s base salary. As a result of these increases, Ms. Minch’s base salary is currently set at $188,255.

      The following table provides information regarding incentive plan awards and other equity-based awards granted to our named executive officers during 2006.
GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2006

											All Other
										All Other	Option
										Stock	Awards:
			Estimated Future Payouts Under							Awards:	Number of	Exercise	Grant Date
			Non-Equity Incentive Plan				Estimated Future Payouts Under			Number of	Securities	of Base	Fair Value
			Awards(2)				Equity Incentive Plan Awards			Shares of	Under-	Price of	of Stock and
	Grant									Stock or	lying	Option	Option
	Date		Threshold	Target	Maximum		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	(1)		($)	($)	($)		(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(3)

Judith Ames Paul	—		—	—	—		—	—	—	—	—	—	—
Terrance D. Paul	—		—	—	—		—	—	—	—	—	—	—
Steven A. Schmidt	—		(4)	(4)	$352,000	(4)	—	—	—	—	—	—	—
	4/26/06	(5)	—	—	—		—	—	—	6,313	—	—	$100,000
	7/21/06	(6)	—	—	—		—	—	—	4,241	—	—	$45,000
Mary T. Minch	—		(4)	(4)	$112,953	(4)	—	—	—	—	—	—	—
	4/21/06	(7)	—	—	—		—	—	—	6,131	—	—	$100,000
	7/21/06	(6)	—	—	—		—	—	—	4,618	—	—	$49,000
John R. Hickey	—		—	—	—		—	—	—	—	—	—	—

(1)	Reflects grants made under our 1997 stock incentive plan. A description of our 1997 stock incentive plan is set forth in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement.

(2)	Reflects bonus payments payable under our incentive bonus plan. A description of our incentive bonus plan is set forth in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement.

(3)	Reflects the grant date fair value computed in accordance with FAS 123R. The assumptions used to determine such values are described in Note 5(k) to the consolidated financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2006.

(4)	Cash bonuses can be earned by Mr. Schmidt and Ms. Minch under our incentive bonus plan for any positive increases in our growth level (calculated by averaging our percentage change in revenue and operating income over the measurement period (July 1, 2006 to June 30, 2007) as compared with the results for the preceding period (July 1, 2005 to June 30, 2006)). The threshold, or minimum, amount payable under the plan is $0 if the company has not achieved positive growth. If the company’s growth meets certain growth level targets, an escalating bonus payment will be paid up to a maximum of 100% of Mr. Schmidt’s base salary and 60% of Ms. Minch’s base salary. No executive officers received bonus payments in 2006.

(5)	This award was approved by consent action of the compensation committee on April 3, 2006. The grant date corresponded to the effective date of Mr. Schmidt’s re-employment on April 26, 2006. On that date, the closing market price of our common stock was $15.84.

(6)	These awards were approved by the compensation committee at its regularly scheduled meeting on July 19, 2006. The grant dates corresponded to the beginning of the executive officer trading window that commenced on July 21, 2006 (three days after the public release of the company’s quarterly financial information on July 18, 2006). On that date, the closing market price of our common stock was $10.61.

(7)	This award was approved by the compensation committee at its regularly scheduled meeting on April 19, 2006. The grant date corresponds to the beginning of the executive officer trading window that commenced on April 21, 2006 (three days after the public release of the company’s quarterly financial information on April 18, 2006). On that date, the closing market price of our common stock was $16.31.

      The following table provides information regarding outstanding option awards and stock awards held by our named executive officers at fiscal year-end.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards

										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market
									Awards:	or
									Number	Payout
			Equity						of	Value of
			Incentive						Unearned	Unearned
			Plan						Shares,	Shares,
	Number of		Awards:			Number		Market	Units or	Units or
	Securities	Number of	Number of			of Shares		Value of	Other	Other
	Underlying	Securities	Securities			or Units		Shares or	Rights	Rights
	Unexercised	Underlying	Underlying			of Stock		Units of	That	That
	Options	Unexercised	Unexercised	Option	Option	That		Stock That	Have	Have
	(#)	Options (#)	Unearned	Exercise	Expiration	Have Not		Have Not	Not	Not
	Exercisable	Unexercisable	Options	Price	Date	Vested		Vested	Vested	Vested
Name	(1)	(1)	(#)	($)(2)	(3)	(#)(4)		($)(5)	(#)	($)

Judith Ames Paul	25,724	—	—	$19.4375	10/20/2008	—		—	—	—
	6,623	—	—	$37.75	3/1/2009	—		—	—	—
	6,667	—	—	$18.75	6/14/2009	—		—	—	—
	5,780	—	—	$21.625	9/1/2009	—		—	—	—
	5,714	—	—	$21.875	10/20/2009	—		—	—	—
	10,870	—	—	$11.50	12/20/2009	—		—	—	—
	8,316	—	—	$30.063	9/1/2010	—		—	—	—
	8,547	—	—	$29.25	3/1/2011	—		—	—	—
	7,280	—	—	$34.34	9/1/2011	—		—	—	—
	7,759	—	—	$32.22	3/1/2012	—		—	—	—
	14,784	—	—	$16.91	9/1/2012	—		—	—	—
	14,749	—	—	$16.95	3/1/2013	—		—	—	—
Terrance D. Paul	25,724	—	—	$19.4375	10/20/2008	—		—	—	—
	6,623	—	—	$37.75	3/1/2009	—		—	—	—
	6,667	—	—	$18.75	6/14/2009	—		—	—	—
	5,780	—	—	$21.625	9/1/2009	—		—	—	—
	5,714	—	—	$21.875	10/20/2009	—		—	—	—
	10,870	—	—	$11.50	12/20/2009	—		—	—	—
	8,316	—	—	$30.063	9/1/2010	—		—	—	—
	8,547	—	—	$29.25	3/1/2011	—		—	—	—
	7,280	—	—	$34.34	9/1/2011	—		—	—	—
	7,759	—	—	$32.22	3/1/2012	—		—	—	—
	14,784	—	—	$16.91	9/1/2012	—		—	—	—
	14,749	—	—	$16.95	3/1/2013	—		—	—	—
Steven A. Schmidt	—	—	—	—	—	6,313	(6)	$111,929	—	—
	—	—	—	—	—	4,241	(7)	$75,193	—	—
Mary T. Minch	1,674	—	—	$23.89	7/20/2015	740	(8)	$13,120	—	—
	—	—	—	—	—	6,131	(9)	$108,703	—	—
	—	—	—	—	—	4,618	(7)	$81,877	—	—
John R. Hickey	—	—	—	—	—	—		—	—	—

(1)	Reflects options granted under our 1997 stock incentive plan. In April 2005, our compensation committee made the decision to accelerate all outstanding stock options such that all such options vested immediately. Stock options granted after April 2005 were likewise subject to immediate vesting.

(2)	All options have an exercise price equal to 100% of the fair market value of the common stock on the date of grant.

(3)	Subject to earlier expiration in the event of termination of employment, all options expire ten years from the date of grant.

(4)	Reflects restricted stock granted under our 1997 stock incentive plan. Restricted stock vests in four equal annual installments beginning on the first anniversary of the date of grant.

(5)	These figures reflect the market value of the respective share awards based on a year-end 2006 closing market price of $17.73 per share of our common stock.

(6)	This award will vest in four equal annual installments beginning on April 26, 2007.

(7)	These awards will vest in four equal annual installments beginning on July 21, 2007.

(8)	This award began vesting in four equal annual installments on July 20, 2006.

(9)	This award will vest in four equal annual installments beginning on April 21, 2007.
      The following table provides information regarding amounts realized on option awards and stock awards during 2006 by our named executive officers.
OPTIONS EXERCISES AND STOCK VESTED FOR FISCAL 2006

	Option Awards			Stock Awards

	Number of			Number of
	Shares	Value		Shares		Value
	Acquired	Realized		Acquired		Realized
	on	on		on		on
	Exercise	Exercise		Vesting		Vesting
Name	(#)	($)		(#)		($)

Judith Ames Paul	—	—		—		—
Terrance D. Paul	—	—		—		—
Steven A. Schmidt	—	—		—		—
Mary T. Minch	—	—		247	(1)	$2,655	(1)
John R. Hickey	—	$992,701	(2)	—		—

(1)	Ms. Minch had 247 shares of restricted stock, issued pursuant to our 1997 stock incentive plan, vest on July 20, 2006 for a realized value of $2,655 (based on the July 19, 2006 closing market price of our common stock of $10.75).

(2)	Reflects the company’s purchase of Mr. Hickey’s in-the-money stock options issued under our 1997 stock incentive plan for a total purchase price of $992,701 (based on an amount per share equal to the difference between the February 15, 2006 closing market price of our common stock of $17.77 and the exercise price of each such option). This purchase was made pursuant to the severance agreement entered into between the company and Mr. Hickey on February 15, 2006.
      The following table provides information regarding the nonqualified deferred compensation of our named executive officers in 2006.
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2006

	Executive	Registrant	Aggregate	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Withdrawals/		Balance at
	in Last FY	in Last FY	in Last FY	Distributions		Last FYE
Name	($)(1)	($)(1)	($)(2)	($)		($)(3)

Judith Ames Paul	$35,081	—	$33,789	—		$288,941
Terrance D. Paul	$84,772	$9,174	$50,666	—		$457,921
Steven A. Schmidt	$5,569	$2,636	$7,493	—		$105,626
Mary T. Minch	—	—	—	—		—
John R. Hickey	$40,361	—	$14,811	$481,837	(4)	—

(1)	These figures represent amounts contributed by the executive officer and the registrant under our supplemental executive retirement plan. All executive and registrant contributions have been reported in the “Summary Compensation Table” in either current or prior years as salary or other compensation.

(2)	These figures represent the aggregate interest and other earnings accrued under our supplemental executive retirement plan.

(3)	The following amounts have not been reported in the “Summary Compensation Table” in either the current or prior years: Ms. Paul — $29,618; Mr. Paul — $38,851; and Mr. Schmidt — $15,334.

(4)	This figure reflects the distribution made to Mr. Hickey under the supplemental executive retirement plan for all vested benefits accrued as of February 15, 2006.
      Supplemental Executive Retirement Plan (SERP). The company’s SERP provides participating executive officers with the ability to defer up to 20% of their total cash remuneration, which includes their base salary, commissions and bonuses. Under the SERP, participating executive officers may also receive company matching and discretionary contributions, although no discretionary contributions have been made since the inception of the SERP. Company matching contributions are limited to a maximum of 4.5% of pre-tax compensation on a combined basis for the SERP and the company’s 401(k) plan. Company matching and discretionary contributions vest ratably over the executive officer’s first four years of service, with full vesting of past and future company contributions once four years of service is reached.
      Executive officers participating in the SERP may hypothetically invest their amounts deferred and company contributions in any number of identified publicly traded mutual funds, although the percentage allocated to any single investment fund may not be less than 1%. Amounts deferred, as well as vested company contributions and hypothetical market gain or loss, are distributable upon termination of employment at the election of the executive officer. The election choices for the 2006 plan year range from a lump sum distribution to a pay-out over 10 years if the executive officer’s employment terminates on or after age 60 (or age 55, if the executive officer has at least 10 years of service) or on or after suffering a disability. However, an executive officer is only entitled to a lump sum distribution if the executive’s employment terminates prior to these events or on the executive’s death, to the extent such lump sum distribution is permissible under Section 409A of the Internal Revenue Code.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
      We do not have employment or change in control agreements with any of our named executive officers, nor do we currently intend to enter in any such agreements. Likewise, we have not implemented a specific policy with respect to severance agreements with our named executive officers; as a result, such agreements are negotiated on a case-by-case basis. We entered into a severance agreement with John R. Hickey, our former president and chief executive officer, on February 15, 2006. The terms of this agreement are described below.
      Stock Incentive Plan. Under our 1997 stock incentive plan, in the event of a change in control of the company (as defined in the plan), all unvested restricted stock awards granted to our named executive officers will become fully vested. The value to each of our named executive officers of the accelerated vesting of any unvested restricted stock awards had a change in control of the company occurred on December 31, 2006 (based on the year-end closing market price of $17.73 per share of our common stock) would have been as follows: Ms. Paul — $0; Mr. Paul — $0; Mr. Schmidt — $187,122; Ms. Minch — $203,700; and Mr. Hickey — $0.
      Under the restricted stock agreements entered into between the company and each named executive officer, in the event such executive terminates employment for any reason other than death, all unvested restricted stock held by the executive shall be forfeited to the company. If the named executive officer terminates employment due to death, any unvested restricted stock that would have vested in the calendar year will immediately vest. As a result, had a named executive officer terminated their employment due to death on December 31, 2006, such executive officer would not have received any additional value because any restricted stock that would vest in calendar year 2006 would have previously vested.
      Incentive Bonus Plan. Under our incentive bonus plan, in the event a named executive officer terminates employment for any reason other than death, disability (as defined in the plan) or retirement (meaning the termination of employment after the named executive officer has reached age 62 and has completed 10 years of service with the company, or due to early retirement with the consent of the compensation committee), such executive will not receive any bonus payment, even if the company’s growth goals are met.
      In the event a named executive officer terminates employment for death, disability or retirement, such executive is eligible to receive a bonus payment based on the executive’s base salary earned in the applicable fiscal year through the date of termination, if an award is otherwise payable under the plan. The value to each participating named executive officer of such bonus payment had any of these situations occurred on December 31, 2006 (based on the company’s growth level) would have been as follows: Mr. Schmidt — $0 and Ms. Minch — $0.
      Severance Agreement. On February 15, 2006, we entered into a severance agreement with John R. Hickey, in connection with his resignation from all offices, positions, titles and capacities held with the company and its affiliates, including his positions as our president, chief executive officer and a member of our board of directors. Under the terms of the agreement, Mr. Hickey will receive two years salary continuation at an annual salary rate of $457,000 and his health insurance benefits will continue for two years. Such two year periods will end on February 15, 2008. The company will pay 100% of the costs of such health insurance coverage for the first 18 months; during the last six months, the company will pay an amount equal to the employer’s share of health insurance coverage the company normally pays for full-time employees. These insurance benefits will terminate if Mr. Hickey becomes eligible for coverage from a subsequent employer. Mr. Hickey is also entitled to receive all vested benefits accrued as of February 15, 2006 under our 401(k), SERP and other retirement plans currently in effect in accordance with the terms of such plans. However, we will not make any contributions to such plans for services rendered after such date. We also agreed to pay Mr. Hickey $126,223 for his accrued and unused vacation time.
      Pursuant to the agreement, we purchased the 79,872 shares of common stock of the company that Mr. Hickey held for a total purchase price of $1,419,325 (based on the February 15, 2006 closing market price of our common stock of $17.77 per share). We also purchased Mr. Hickey’s in-the-money stock options for 214,687 shares of common stock for a total purchase price of $992,701 (based on an amount per share equal to the difference between the February 15, 2006 closing market price of our common stock of $17.77 and the exercise price of each such option). Mr. Hickey’s remaining options for 305,506 shares of our common stock (i.e., those options we did not purchase) were not exercised by May 16, 2006 therefore were cancelled in accordance with the terms of Mr. Hickey’s stock option agreements. During the two-year salary continuation period, Mr. Hickey has agreed that he will periodically consult with and provide information to the company with respect to matters with which he was familiar while employed by the company. Such assistance will not exceed more than 10 hours per month for the first six months or more than two hours a month thereafter during the next 18 months. Mr. Hickey has also agreed to release the company from any and all claims existing as of February 15, 2006, subject to certain exceptions.
      During the two-year salary continuation period, Mr. Hickey has agreed not to compete with the company or to attempt to hire away any company employees or consultants; however, he may hire any former employee or consultant of the company provided that he did not induce or attempt to induce such employee or consultant to terminate their employment or engagement with the company. Mr. Hickey is indefinitely restricted from disclosing any information that constitutes a trade secret of the company’s under Wisconsin law and is also restricted for a period of two years from disclosing any confidential information of the company.
      Under the agreement, Mr. Hickey agreed to remain bound by the provisions of certain existing agreements that provide for the assignment to the company of any inventions or intellectual property that he may have developed while employed. Mr. Hickey also agreed that if he breaches any of the provisions of the severance agreement, the company may recover all monies paid to him under the agreement for salary continuation and health insurance benefits and suspend any future such payments to him.
NON-EMPLOYEE DIRECTOR COMPENSATION
      The following table provides information concerning the compensation of our non-employee directors during 2006.
NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2006

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name(1)	($)	($)(2),(3)	($)(4)	($)

John H. Grunewald	$17,000	$60,135	—	$77,135
Gordon H. Gunnlaugsson	$16,000	$60,135	—	$76,135
Harold E. Jordan	$17,500	$60,135	—	$77,635
Addison L. Piper	$9,000	$60,135	—	$69,135
Judith A. Ryan	$16,000	$60,135	—	$76,135

(1)	Ms. Paul, our chairman, and Mr. Paul, our chief executive officer, are not included in this table because they are employees of the company and they receive no compensation for their services as directors. The compensation received by Ms. Paul and Mr. Paul as employees of the company is shown in the “Summary Compensation Table,” above.

(2)	Reflects restricted stock and restricted stock units granted under our 1997 stock incentive plan. These figures reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R. The assumptions used to determine these figures are described in Note 5(k) to the consolidated financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2006.

(3)	The grant date fair value of the 1,435 shares of restricted stock awarded to each non-employee director on March 1, 2006 was $25,000, as computed in accordance with FAS 123R. The grant date fair value of the 2,703 restricted stock units granted to each non-employee director on September 1, 2006 was $35,000, as computed in accordance with FAS 123R. The grant date fair value of the 8 restricted stock units granted to each non-employee director on December 1, 2006 was $135, as computed in accordance with FAS 123R. These restricted stock units were granted in connection with the company’s dividend issuance on the same date. Each of these awards was made pursuant to our 1997 stock incentive plan. As of December 31, 2006, each non-employee director held in the aggregate 1,435 shares of unvested restricted stock and 2,711 unvested restricted stock units.

(4)	As of December 31, 2006, each non-employee director had, in the aggregate, outstanding, fully-vested option awards for the following number of shares of our common stock: Mr. Grunewald — 39,307; Mr. Gunnlaugsson — 39,307; Mr. Jordan — 39,307; Mr. Piper — 33,307; and Dr. Ryan — 16,946. Each of these awards were made pursuant to our 1997 stock incentive plan.

      In 2006, non-employee directors of the company received a $6,000 annual cash retainer, paid quarterly. In addition to this retainer, non-employee directors received a fee of $1,000 for each board meeting attended, plus out-of-pocket expenses incurred in connection with attendance at each such meeting. For each committee meeting attended, these directors received the following fees, plus out-of-pocket expenses: (a) the chairman of the audit committee received $1,000 for each audit committee meeting attended, while the other audit committee members received $750 for each such meeting, (b) the chairman of the compensation committee received $750 for each compensation committee meeting attended, while other compensation committee members received $500 for each such meeting and (c) the chairman of the nominating and governance committee received $750 for each nominating and governance committee meeting attended, while other nominating and governance committee members received $500 for each such meeting.
      Effective in February 2007, the board of directors approved changes to the cash components of non-employee director compensation that eliminated payments for individual board and committee meeting fees. Beginning in February 2007, non-employee directors receive a $16,000 annual cash retainer, paid quarterly, plus out-of-pocket expenses. In addition, an annual cash retainer is paid to the chairman of the audit committee, the compensation committee and the nominating and governance committee in the aggregate amount of $2,000, $1,500 and $1,500, respectively.
      In addition to cash compensation, each non-employee director receives an equity compensation award, generally in March and September of each year. Each non-employee director received a restricted stock grant under the company’s 1997 stock incentive plan on March 1, 2006 for 1,435 shares. The shares of restricted stock will fully vest upon a non-employee director’s termination of service as a member of the board of directors. Dividends are paid on restricted stock that is granted. Each non-employee director also received restricted stock unit grants under the company’s 1997 stock incentive plan on September 1, 2006 and December 1, 2006 for 2,703 and 8 restricted stock units, respectively. The grant on December 1, 2006 was made as part of the company’s dividend issuance on the same date. The restricted stock units will fully vest upon a non-employee director’s termination of service as a member of the board of directors. Dividends, in the form of additional restricted stock units, are paid on restricted stock units that are granted. The equity compensation component was transitioned from restricted stock to restricted stock units in September 2006 to allow taxation with respect to the director’s grant award to be deferred until receipt of the stock upon termination of services as a member of the board of directors.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      No member of the compensation committee has ever been an officer or employee of our company or any of our subsidiaries and none of our executive officers has served on the compensation committee or board of directors of any company of which any of our directors is an executive officer.

AUDIT COMMITTEE REPORT
      The audit committee consists of Messrs. Grunewald (Chairman), Jordan and Gunnlaugsson, and Dr. Ryan. In accordance with its written charter adopted by the board of directors, the audit committee assists the board in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to corporate accounting, financial reporting practices and the quality and integrity of our financial reports. The primary responsibility of the audit committee is to oversee our accounting and financial reporting processes and the audits of our financial statements and to report the results of its activities to the board. It is not the responsibility of the audit committee to plan or conduct audits or to determine that our financial statements are complete, accurate or in accordance with generally accepted accounting principles. Management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing our financial statements. Deloitte & Touche LLP (Deloitte) currently serves as our independent auditors and has done so since May 2002.
      Auditor Independence and 2006 Audit. In discharging its duties, the audit committee obtained from Deloitte a formal written statement describing all relationships between Deloitte and the company that might bear on Deloitte’s independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In connection with the receipt of this written statement, the audit committee discussed with Deloitte matters relating to Deloitte’s independence.
      The audit committee also discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, with and without management present, the audit committee discussed and reviewed our audited financial statements as of and for the year ended December 31, 2006 and the results of Deloitte’s examination thereof.
      Based on these reviews and discussions with management and Deloitte, the audit committee recommended to the board of directors that our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2006.
      Audit Fees. The aggregate fees billed for professional services rendered by Deloitte for (1) the audit of our financial statements as of and for the year ended December 31, 2006, (2) the review of the financial statements included in our Form 10-Q filings for 2006 and (3) consents and other services provided during 2006 related to Securities and Exchange Commission (SEC) matters, were $253,000. The aggregate fees billed for professional services rendered by Deloitte for (1) the audit of our financial statements as of and for the year ended December 31, 2005, (2) the review of the financial statements included in our Form 10-Q filings for 2005 and (3) consents and other services provided during 2005 related to SEC matters, were $263,000.
      Audit-Related Fees. The aggregate fees billed in 2006 and 2005 for assurance and related services rendered by Deloitte that are reasonably related to the performance of the audit or review of our financial statements, were $0 and $49,985, respectively. Services rendered in this category consisted of assistance with the preparation of filings submitted to the SEC for the AlphaSmart acquisition and the Generation 21 divestiture in 2005.
      Tax Fees. The aggregate fees billed in 2006 and 2005 for professional services rendered by Deloitte for tax compliance, tax advice and tax planning, were $21,500 and $17,740, respectively. Services rendered in this category consisted of tax compliance, including federal and state tax return review.
      All Other Fees. The aggregate fees billed in 2006 and 2005 for products and services provided by Deloitte, other than services reported above, were $5,375 and $0, respectively. Services rendered in this category consisted of consultations in 2006 regarding executive severance agreements.
      Pre-Approval Policies and Procedures. As part of its written charter, the audit committee has adopted policies which provide that our independent auditors may only provide those audit and non-audit services that have been pre-approved by the audit committee, subject, with respect to non-audit services, to a de minimis exception (described below) and to the following additional requirements: (1) such services must not be prohibited under applicable federal securities rules and regulations and (2) the audit committee must make a determination that such services would be consistent with the principles that the independent auditor should not audit its own work, function as part of management, act as an advocate of the company or be a promoter of the company’s stock or other financial interests. The chair of the audit committee has the authority to grant pre-approvals of permitted non-audit services between meetings, provided that any such pre-approval must be presented to the full audit committee at its next scheduled meeting.

      During 2006, all of the non-audit services provided by Deloitte were pre-approved by the audit committee. Accordingly, the committee did not rely on the de minimis exception noted above. This exception waives the pre-approval requirements for non-audit services if certain conditions are satisfied, including, among others, that such services are promptly brought to the attention of and approved by the audit committee prior to the completion of the audit.
The Audit Committee:

John H. Grunewald, Chairman	Harold E. Jordan
Gordon H. Gunnlaugsson	Judith A. Ryan
CERTAIN RELATIONSHIPS AND TRANSACTIONS
      Under its written charter, the audit committee is responsible for reviewing and approving any transaction to which the company is a party involving a related party.
      During the past year, Piper Jaffray served as one of our agents under our stock repurchase program and may do so again in the current year. During 2006, the aggregate amount paid to Piper Jaffray for such services was $18,115. Addison L. Piper, a member of our board of directors, is a member of the board of directors of Piper Jaffray.
      From time to time, our directors and officers may sell shares of their common stock to us pursuant to our stock repurchase program. The purchase price for any such sales is the prevailing market price at the time of such sale.
PENDING LEGAL PROCEEDINGS
      None of our directors, officers or beneficial owners of more than 5% of shares of our common stock is an adverse party or has an interest adverse to us in any material pending legal proceeding.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, among others, to file reports with the Securities and Exchange Commission within specified time frames disclosing their ownership, and changes in their ownership, of our common stock. Copies of these reports must also be furnished to us. Based solely on a review of these copies, we believe that all filings were complied with during 2006.
INDEPENDENT AUDITORS
      We have selected Deloitte & Touche LLP (Deloitte) as our independent auditors for the fiscal year ending December 31, 2007. Deloitte was also selected to audit our consolidated financial statements for the fiscal years ended December 31, 2003, 2004, 2005 and 2006. Representatives of Deloitte will be present at the annual meeting to make any statement they may desire and to respond to questions from shareholders.
SUBMISSION OF SHAREHOLDER PROPOSALS
      In accordance with our by-laws, nominations, other than by or at the direction of the board of directors or the nominating and governance committee, of candidates for election as directors at the 2008 annual meeting of shareholders and any other shareholder proposed business to be brought before the 2008 annual meeting of shareholders must be submitted to us not later than December 20, 2007. Shareholder proposed nominations must be made in accordance with the applicable provisions of our by-laws, which are described above under “Proposal One: Election of Directors — Nominating and Governance Committee.” Shareholder proposed business must also be made in accordance with our by-laws which provide, among other things, that such proposals must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2008 annual meeting of shareholders must be received by us at our principal executive offices, 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036 on or before November 13, 2007. Proposals should be directed to Ms. Mary T. Minch, our corporate secretary. To avoid disputes as to the date of receipt, we suggest that any shareholder proposal be submitted by certified mail, return receipt requested.
PROPOSAL TWO: OTHER MATTERS
      Although we are not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the accompanying proxy card intend to vote such proxy in accordance with their best judgment.
      You may obtain a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2006 at no cost by writing to Investor Relations, Renaissance Learning, Inc., 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036.

By Order of the Board of Directors,

Mary T. Minch, Secretary

APPENDIX A
RENAISSANCE LEARNING, INC.
NOMINATING AND GOVERNANCE COMMITTEE CHARTER
Effective as of February 7, 2007

I.	Purpose
      The purpose of the Nominating and Governance Committee of the Board of Directors of Renaissance Learning, Inc. (the “Company”) is to provide assistance to the Board of Directors in the selection of candidates for election to the Board of Directors, including identifying, as necessary, new candidates who are qualified to serve as directors of the Company, recommending to the Board of Directors the candidates for election to the Board of Directors, developing and recommending to the Board of Directors, and thereafter periodically reviewing, corporate governance principles applicable to the Company, and monitoring and advising the Board of Directors on corporate governance matters and practices.

II.	Committee Composition
      The Committee shall be comprised of at least three members, consisting solely of “independent” directors. A director is “independent” if he or she meets the requirements for independence set forth in the rules of the NASDAQ Stock Market LLC.
      The members of the Committee shall be elected by the Board of Directors to hold such office until their successors shall be duly elected and qualified. Unless a Chairman is elected by the Board of Directors, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

III.	Meetings and Reports
      The Committee shall meet as frequently as the Committee deems necessary, but not less frequently than annually. Special meetings of the Committee may be called at any time by any member thereof on not less than three days notice. The Committee shall report periodically to the Board of Directors regarding the Committee’s activities, findings and recommendations.
      The Committee may conduct its business and affairs at any time or location it deems appropriate. Attendance and participation in a meeting may take place by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Any action to be taken at any meeting of the Committee may be taken without a meeting, if all members of the Committee consent thereto in writing and such writing or writings are filed with the minutes of the Committee. All decisions of the Committee shall be determined by the affirmative vote of a majority of the members thereof, and a report of any actions taken by the Committee shall be delivered at the next meeting of the Board of Directors.

IV.	Responsibilities and Powers
      The specific responsibilities of the Committee are as follows:

•	Develop and recommend to the Board of Directors for adoption guidelines for selecting candidates for election to the Board of Directors, and periodically review such guidelines and recommend to the Board of Directors for adoption amendments to such guidelines that the Committee deems necessary or appropriate. A copy of the guidelines adopted by the Board of Directors is attached hereto as Appendix A.

•	Identify, as necessary, new candidates who are qualified for Board membership, in accordance with the guidelines adopted by the Board of Directors.

•	Review the qualifications of all candidates proposed for Board membership, including any candidates nominated by shareholders in accordance with the Company’s by-laws, in light of the guidelines adopted by the Board of Directors.

•	Annually recommend to the Board of Directors the nominees to stand for election at the Annual Meeting of Shareholders of the Company and, as necessary or deemed appropriate, recommend nominees to fill vacancies on the Board of Directors and, in consultation with the Chairman of the

Board of Directors, recommend the directors to be appointed to each committee of the Board of Directors.

•	Coordinate the annual self-evaluation of the performance of the Board of Directors and each of its committees.

•	Develop and recommend to the Board of Directors for adoption corporate governance guidelines, reevaluate such guidelines periodically and recommend to the Board for adoption any revisions that the Committee deems necessary or appropriate for the Board of Directors to discharge its responsibilities more effectively.

•	Develop and periodically review succession plans for the directors and periodically report to the Board of Directors on these matters.

•	Review and reassess the adequacy of this Charter annually and recommend to the Board any proposed changes to this Charter.

•	Undertake such additional activities within the scope of the purpose of the Committee as the Committee or the Board of Directors may from time to time determine.

V.	Delegation; Use of Advisors
      The Committee may, if it deems appropriate from time to time, delegate authority with respect to any of its functions to a subcommittee of the Committee.
      In the course of fulfilling its duties, the Committee has the sole authority to retain its own independent advisors in its sole discretion, including any search firm to be used to identify director candidates, and to approve the fees and other retention terms of any advisor and to terminate such advisor.

Appendix A
GUIDELINES FOR SELECTING BOARD CANDIDATES
      In considering possible candidates for election as a director, the Nominating and Governance Committee should consider the following guidelines.
      The Board of Directors should be composed of:

•	Directors who will bring to the Board of Directors a variety of experience and backgrounds.

•	Directors who will form a central core of business executives with substantial senior management experience and financial expertise.

•	Directors who will represent the balanced, best interests of the shareholders as a whole and the interests of the Company’s stakeholders, as appropriate, rather than special interest groups or constituencies.

•	Qualified individuals who reflect a diversity of experience, gender, race and age.
      Each director should:

•	Be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others.

•	Be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director.

•	Possess substantial and significant experience which would be of value to the Company in the performance of the duties of a director.

•	Have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

      APPENDIX B
RENAISSANCE LEARNING, INC.
COMPENSATION COMMITTEE CHARTER
Effective as of October 16, 2002
Amended as of February 15, 2006

I.	Purpose
      The Board of Directors of Renaissance Learning, Inc. (the “Company”) has delegated to the Compensation Committee responsibility for overseeing certain aspects of executive compensation for the Company. In performing its duties with respect thereto, the Committee shall be guided by the Company’s desire to (i) attract and retain high — quality leadership, (ii) provide competitive compensation opportunities which support the Company’s overall business strategy and objectives, and (iii) effectively serve the interests of shareholders.

II.	Committee Composition
      The Committee shall be comprised of at least three members, comprised solely of “independent” directors. A director is “independent” if he or she meets the requirements for independence set forth under the applicable rules of the Nasdaq Stock Market, the Internal Revenue Code and the Securities Exchange Act.
      The members of the Committee shall be elected by the Board of Directors to hold such office until their successors shall be duly elected and qualified. Unless a Chairman is elected by the Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

III.	Meetings and Reports
      The Committee shall meet as frequently as the Committee deems necessary, but not less frequently than three times each year. Special Meetings of the Committee may be called at any time by any member thereof on not less than three days notice.
      The Committee shall report periodically to the Board of Directors regarding the Committee’s activities, findings and recommendations.
      The Committee may conduct its business and affairs at any time or location it deems appropriate. Attendance and participation in a meeting may take place by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Any action to be taken at any meeting of the Committee may be taken without a meeting, if all members of the Committee consent thereto in writing and such writing or writings are filed with the minutes of the Committee. All decisions of the Committee shall be determined by the affirmative vote of a majority of the members thereof, and a report of any actions taken by the Committee shall be delivered at the next meeting of the Board of Directors.

IV.	Responsibilities and Powers
      The Committee shall have the authority, power and responsibilities:

•	To review the Company’s executive compensation goals, policy and philosophy and monitor the appropriateness of the Company’s executive compensation practices.

•	To review management’s recommendations and advise them on compensation policies such as salary ranges, deferred compensation, incentive programs, bonuses and stock plans.

•	To review and approve the Company’s executive compensation plans, including all stock option, restricted stock and similar plans, including designating plan participants, establishing objectives and applicable performance measurement criteria and making awards.

•	To approve the base salaries, bonuses and stock option grants of all executive officers.

•	To review, on a periodic basis, surveys and other data to gauge the competitiveness and appropriateness of levels and elements of compensation and benefits provided to executives of the Company. The Committee may hire experts in the field of executive compensation to assist the Committee with its reviews.

B-1

•	To review, periodically, the level and composition of compensation, benefits and perquisites provided to non-employee members of the Board of Directors.

•	To evaluate the performance of the Company’s CEO and other executives as appropriate, and counsel the appropriate executive officers in management development and performance evaluation matters.

•	To review and approve compensation and benefit information to be included in the Company’s annual proxy statement and prepare the “Compensation Committee Report” for inclusion in the Company’s proxy statement.

•	To monitor the activities of the Company’s Retirement Committee as they relate to the Company’s 401(k) plan, and to make recommendations to the Retirement Committee as deemed appropriate.

•	To review and recommend to the Board of Directors whether indemnification should be provided to officers in particular cases for the costs and expenses, including attorneys’ fees, of claims and litigation arising out of their activities on behalf of the Company.

•	To take such further actions with respect to compensation programs of the Company to the extent provided by the Board of Directors, and to take such other actions as may be necessary or appropriate in connection with any and all compensation matters as to which the Committee has been authorized to act.

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APPENDIX C
RENAISSANCE LEARNING, INC.
AMENDED AND RESTATED
AUDIT COMMITTEE CHARTER
Effective as of February 11, 2004

I.	Purpose
      The Audit Committee shall assist the Board of Directors in fulfilling its responsibility to the shareholders, to the investment community and to governmental agencies relating to corporate accounting, financial reporting practices, and the quality and integrity of the financial reports of the Company. The primary responsibility of the Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements and to report the results of its activities to the Board. It is not the responsibility of the Committee or any member of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management of the Company is responsible for preparing the Company’s financial statements, and the independent public accountants are responsible for auditing the Company’s financial statements.

II.	Committee Composition
      The Committee shall be comprised of at least three members, consisting solely of “independent” directors who are “financially literate” at the time of their appointment to the Committee. A director is “independent” if he or she meets the requirements for independence set forth in the rules of the Nasdaq Stock Market and the SEC. A director is “financially literate” if he or she meets the requirements for financial literacy set forth in the rules of the Nasdaq Stock Market, which provide that the director must be able to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement. In addition, no member of the Committee shall have participated in the preparation of the Company’s financial statements during any of the past three years.
      At least one member of the Committee shall have accounting or related financial management experience, in accordance with the requirements of the Nasdaq Stock Market. A director is deemed to qualify under these requirements if he or she has past employment experience in finance or accounting or other comparable experience which results in his or her financial sophistication.
      The Board of Directors may determine that one or more members of the Committee shall be an “audit committee financial expert,” as defined by SEC rules.
      The members of the Committee shall be elected by the Board to hold such office until their successors shall be duly elected and qualified. Unless a Chairman is elected by the Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

III.	Meetings and Reports
      The Committee shall meet as frequently as the Committee deems necessary, but not less frequently than four times each year. Special Meetings of the Committee may be called at any time by any member thereof on not less than three days notice. In order to foster open communication, the Committee should meet at least annually with management and the independent public accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee shall report periodically to the Board of Directors regarding the Committee’s activities, findings and recommendations. The Committee shall also meet with the independent public accountants to review the arrangements (including proposed fees) and scope of the annual audit.
      The Committee may conduct its business and affairs at any time or location it deems appropriate. Attendance and participation in a meeting may take place by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Any action to be taken at any meeting of the Committee may be taken without a meeting, if all members of the Committee consent thereto in writing and such writing or writings are filed with the minutes of the Committee. All decisions of the Committee shall be determined by the affirmative vote of a majority of the members thereof, and a report of any actions taken by the Committee shall be delivered at the next meeting of the Board of Directors.
      Certain responsibilities of the Committee have been delegated to the Chairman of the Committee, as set forth in Section IV, below. In the event the Chairman of the Committee acts on behalf of the full Committee pursuant to such delegated powers, the Chairman of the Committee shall deliver a report of his activities at the next meeting of the Committee.

IV.	Responsibilities and Powers
      The Committee shall be responsible for the following:

A.	Oversight of the Independent Auditors
      1. Appoint the independent public accountants to audit the books and records of the Company and approve audit engagement fees and terms. Monitor and evaluate the performance, independence and qualifications of the independent public accountants, who shall report directly to the Committee. Discharge the independent public accountants when circumstances warrant. Review the scope, costs and results of the independent audit of the Company’s books and records through conferences and direct, private communications with the independent public accountants.
      2. Ensure the independence of the Company’s independent public accountants. For this purpose, the Committee shall obtain a formal written statement listing all relationships between the independent public accountants and the Company from the independent public accountants on an annual basis. Review and discuss with the independent public accountants any disclosed relationships or services that may impact the objectivity and independence of the independent public accountants and take appropriate action to ensure the independent public accountants’ independence.
      3. Review and approve hiring decisions by the Company involving any partner or employee of the independent public accountant who worked on the Company’s account during the preceding three years. No audit engagement team member that participated in the audit of the Company within one year prior to the proposed date of hire may be hired by the Company as a senior executive.
      4. In conjunction with the independent public accountants, ensure the rotation of the lead and concurring audit engagement partners so that no such person provides auditing services for more than five years before being rotated, and ensure that such partners do not provide audit services to the Company for five years after being rotated. For all other audit partners, rotation is required every seven years, and such persons are subject to a two-year time out.

B.	Financial Statement and Disclosure Matters
      1. Review with management and the independent public accountants the Company’s audited financial statements and MD&A to be included in the Company’s Annual Report on Form 10-K. Such review shall be conducted prior to the release of such information to the public and/or the filing of such report with the SEC. The Chairman of the Committee may represent the entire Committee for purposes of this review. In addition, the Committee shall make a recommendation to the Board of Directors regarding inclusion of the audited financial statements in the Company’s Form 10-K.
      2. Review with management and the independent public accountants the Company’s unaudited financial statements to be included in the Company’s Quarterly Reports on Form 10-Q. Such review shall be conducted prior to the release of such information to the public and/or the filing of such reports with the SEC. The Chairman of the Committee may represent the entire Committee for purposes of this review.
      3. Prior to the release of annual and quarterly financial information to the public and/or the filing of annual, quarterly and any other periodic reports with the SEC, discuss with the Chief Executive Officer and the Chief Financial Officer of the Company (1) the process undertaken to prepare and review the Company’s financial information to be included in the Company’s earnings releases and/or periodic reports (which will involve a discussion of the Company’s disclosure controls and procedures), (2) the participants in the process, and (3) the results of the review. In particular, the Committee should discuss with the Chief Executive Officer and Chief Financial Officer any significant deficiencies in the Company’s internal controls and any alleged fraud (whether material or not) involving management or other employees with significant roles in internal controls. The Chairman of the Committee may represent the entire Committee for purposes of this review.

      4. As part of the review of the Company’s Annual Report on Form 10-K, review and discuss with management and the independent public accountants (1) all critical accounting policies and practices used in the audited financial statements, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (3) other written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.
      5. Review the programs that the Company has instituted to correct any deficiencies noted by the independent public accountants in their annual review.
      6. Review with management any changes in accounting principles significantly affecting the Company, as well as any significant unusual nonoperating or nonrecurring items and the general quality of earnings reported by the Company.
      7. Review any significant disagreements between management and the independent public accountants in connection with the preparation of the Company’s financial statements.

C.	Approval of Audit and Non-Audit Services
      1. Except as provided below, pre-approve all audit and permitted non-audit services to be provided by the Company’s independent public accountants.
      2. Pre-approval of permitted non-audit services is not required if (1) the aggregate amount of all such non-audit services constitutes not more than 5% of the total amount of revenues paid by the Company to the independent public accountants during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit.
      3. The following are prohibited non-audit services which may not be performed by any independent public accountant for the Company: (1) bookkeeping or other services related to the accounting records or financial statements of the Company, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions or human resources, (7) broker or dealer, investment adviser, or investment banking services, (8) legal services and expert services unrelated to the audit, and (9) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible. If a non-audit service is not on the foregoing list, it is considered a permitted non-audit service for purposes hereof.
      4. The Company’s independent public accountant may provide permitted non-audit services so long as the Committee has pre-approved such services and provided that as part of its approval process, the Committee has determined that the services would be consistent with the basic principles that the independent public accountant should not audit its own work, function as part of management, act as an advocate of the Company or be a promoter of the Company’s stock or other financial interests.
      5. The Chairman of the Committee may represent the entire Committee with respect to the matters discussed in paragraph C.4, above. Any actions taken by the Chairman in this regard must be reported to the full Committee at its next scheduled meeting.

D.	Internal Controls
      1. Review with management and the independent public accountants, on an annual basis, the adequacy of the Company’s internal controls and internal control over financial reporting, accounting policies and procedures, special audit steps adopted in light of material control deficiencies and particular concerns of the Committee, management or the independent public accountants.

E.	Risk Assessment and Risk Management
      1. Review the Company’s protection of assets programs, including insurance.

F.	Code of Business Conduct and Ethics
      1. Establish, review and update as needed a Code of Business Conduct and Ethics (Code) and ensure that management has established a system to enforce the Code.
      2. Review reported incidents under the Code, as well as the results of any investigations conducted, on a quarterly basis. The Chairman of the Committee shall initiate investigations when required under the Code.
      3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
      4. Review lawsuits and claims against the Company which pose significant risk of loss.
      5. Review and approve any transaction to which the Company is a party involving a related party, as defined in the rules of the Nasdaq Stock Market.

G.	Committee Administration
      1. Review and assess the adequacy of this Charter on at least an annual basis.
      2. Review and assess on an annual basis whether the Committee has satisfied its responsibilities during the prior year in compliance with this Charter.
      3. Provide an Audit Committee Report to be included in the Company’s annual proxy statement, which states whether the Committee has: (1) reviewed and discussed with management the Company’s audited financial statements, (2) discussed with the independent public accountants the matters required to be discussed by SAS 61, (3) received the written disclosures and the letter from the independent public accountants required by ISB Standard No. 1 and discussed with the independent public accountants the independent public accountants’ independence, and (4) based on the review and discussion of the audited financial statements with management and discussions with the independent public accountants, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the last fiscal year for filing with the SEC.
      4. Direct and supervise an investigation into any matter the Committee deems necessary and appropriate.
      5. In the course of fulfilling its duties, the Committee has the authority to retain its own independent legal, accounting and other advisors in its sole discretion. The Committee also has the authority to incur ordinary administrative expenses that are necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, for payment of any such fees and expenses.
      6. Take action in connection with such other powers and responsibilities as the Board of Directors may, from time to time, determine.

RENAISSANCE LEARNING, INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, April 18th, 2007

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P.O. Box 8036 Wisconsin Rapids, WI 54495	proxy

This Proxy is Solicited by the Board of Directors for use at the Annual Meeting on April 18, 2007
     The undersigned appoints Mary T. Minch and Steven A. Schmidt, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated below, all of the shares of common stock of Renaissance Learning, Inc. held of record as of February 26, 2007 by the undersigned at the 2007 annual meeting of shareholders of Renaissance Learning, Inc. to be held on April 18, 2007 and at any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for directors (which proposal is being proposed by the Board of Directors).

(See reverse for voting instructions.)

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Renaissance Learning, Inc. 2007 Annual Meeting
The Board of Directors Recommends a Vote FOR Item 1.

1. ELECTION OF DIRECTORS: (To serve until the 2008 Annual Meeting and until their successors are elected and qualified)	01 Judith Ames Paul 02 Terrance D. Paul 03 John H. Grunewald 04 Gordon H. Gunnlaugsson	05 Harold E. Jordan 06 Addison L. Piper 07 Judith A. Ryan

☐ Vote FOR all nominees listed to the left, (except as specified below)	☐ Vote WITHHELD from all nominees listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.
Address Change? Mark Box  ☐     Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.